Exhibit 99.1

FOR IMMEDIATE RELEASE: April 19, 2012

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kburden@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports Q1 2012 Results

Net income of $2.7M

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended March 31, 2012.

Key Q1 2012 metrics (comparison to Q1 2011):

•	Revenue: $262.4M vs. $265.5M (1% decrease);
•	Gross margin: 18.1% vs. 18.9% (80 basis point decrease);
•	Gross profit: $47.5M vs. $50.1M (5% decrease);
•	Sales and marketing expense: $14.5M vs. $15.4M (6% decrease);
•	Contribution (non-GAAP measure): $33.0M vs. $34.7M (5% decrease);
•	G&A/Technology expense: $30.5M vs. $34.6M (12% decrease);
•	Net income (loss): $2.7M vs. $(444,000) ($3.2M increase); and
•	Diluted EPS: $0.12/share vs. $(0.02)/share ($0.14 increase).

The Company will hold a conference call and webcast to discuss its first quarter 2012 financial results on Thursday April 19, 2012 at 11:30 a.m. Eastern Time.

Webcast information

To access the live webcast and presentation slides, please go to http://investors.overstock.com. To listen to the conference call via telephone, dial (866) 551-1816 and enter conference ID 67534233 when prompted.  Participants outside the United States or Canada who do not have Internet access should dial (706) 758-1198 and enter conference ID 67534233 when prompted.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended.  An audio replay of the webcast will be available via telephone starting at 2:30 p.m. Eastern Time on Thursday, April 19, 2012, through 11:59 p.m. Eastern Time on Saturday, May 19, 2012.  To listen to the recorded webcast by phone, please dial (800) 585-8367 and enter conference ID 67534233 when prompted.  Outside the U.S. or Canada please dial +1 (404) 537-3406 and enter conference ID 67534233.

Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Net revenue — Total net revenue for the first fiscal quarter of 2012 and 2011 was $262.4 million and $265.5 million, respectively, a 1.2% decrease. The decline in revenue was primarily due to fewer orders from lower conversion rates. While marketing activities drove 10% more unique visitors to our website this quarter, customer orders decreased by 1% as conversion rates declined. Direct revenue was $40.9 million and $48.2 million for the same periods, a decrease of 15.1%, while fulfillment partner revenue increased by 1.9% to $221.5 million from $217.3 million.

Gross profit — Gross profit for Q1 2012 and 2011 was $47.5 million and $50.1 million, respectively, a 5% decrease, representing 18.1% and 18.9% of total revenue for those respective periods. The decrease in gross profit was primarily due to higher fulfillment costs. Gross profit for the direct business decreased 36% to $3.3 million from $5.1 million, representing 8.0% and 10.7% of total direct revenue. Gross profit for the fulfillment partner business declined by 2% to $44.2 million from $45.0 million, representing 20.0% and 20.7% of total fulfillment partner revenue for the same periods.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) — Contribution for Q1 2012 and 2011 was $33.0 million and $34.7 million, respectively, a 5% decrease. Contribution margin decreased by 50 basis points to 12.6% from 13.1% for the same periods.

Contribution (a non-GAAP financial measure) (which we reconcile to “gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. When viewed with our GAAP gross profit less sales and marketing expenses, we believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on contribution and contribution margin, see the calculation of these non-GAAP financial measures and the reconciliation of contribution to gross profit below (in thousands):

	Three months ended March 31,
	2012		2011
Total net revenue	$262,367	100%	$265,470	100%
Cost of goods sold	214,859	81.9%	215,386	81.1%
Gross profit	47,508	18.1%	50,084	18.9%
Less: Sales and marketing expense	14,475	5.5%	15,425	5.8%
Contribution and contribution margin	$33,033	12.6%	$34,659	13.1%

Sales and marketing expenses — Sales and marketing expenses totaled $14.5 million and $15.4 million for Q1 2012 and 2011, respectively, a 6% decrease, and representing 5.5% and 5.8% of total net revenue for those periods. Decreased spending in television advertising and lower compensation-related costs from reduced staffing were the primary reasons for the year-over-year decrease.

Technology expenses — Technology expenses totaled $15.6 million and $16.7 million for Q1 2012 and 2011, respectively, a 6% decrease and representing 6.0% and 6.3% of total net revenue for those periods. The $1.1 million decrease is primarily due to decreases in compensation and recruiting-related costs from reduced staffing.

General and administrative (“G&A”) expenses — G&A expenses totaled $14.8 million and $18.0 million for Q1 2012 and 2011, respectively, an 18% decrease, and representing approximately 5.6% and 6.8% of total net revenue for those periods. The $3.2 million decrease is largely due to decreases in legal fees and compensation-related costs from reduced staffing.

Restructuring — Restructuring costs were $98,000 in Q1 2012 and $0 in Q1 2011. The $98,000 was primarily due to ceasing the use of our office space in Provo, Utah.

Operating income — Operating income for Q1 2012 was $2.5 million compared to $13,000 in Q1 2011, a $2.5 million increase.

Interest income — Interest income for Q1 2012 and Q1 2011 was $29,000 and $52,000, respectively.

Interest expense — Interest expense for Q1 2012 and Q1 2011 was $208,000 and $676,000 respectively, a decrease of 69%. The decrease in interest expense is primarily the result of the extinguishment of our Senior Notes and US Bank finance obligations in 2011.

Other income, net — Other income, net for Q1 2012 and Q1 2011 was $432,000 and $189,000, respectively. The increase was primarily due to increased gift card and Club O rewards breakage.

Income taxes — The income tax provision for Q1 2012 and Q1 2011 was $9,000 and $22,000, respectively. This income tax provision is for state minimum tax payments and certain income tax uncertainties, including interest and penalties.

Net income (loss) — Net income for Q1 2012 was $2.7 million, or $0.12 per share on a fully diluted basis, compared to net loss of $(444,000), or $(0.02) per share on a fully diluted basis for Q1 2011.

Free cash flow (a non-GAAP financial measure) — Free cash flow for the twelve months ended March 31, 2012 and 2011 totaled $3.5 million and $17.5 million, respectively.  The $14.0 million year over year decrease was primarily due to a $22.6 million decrease in operating cash flows and an $8.5 million reduction in capital expenditures from the twelve month periods ending Q1 2012 compared to Q1 2011.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for future investment, debt retirement or other changes to our capital structure after we have paid all of our expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Three months ended March 31,		Twelve months ended March 31,
	2012	2011	2012	2011
Net cash provided by (used in) operating activities	$(22,234)	$(9,228)	$12,657	$35,260
Expenditures for fixed assets, including internal-use software and website development	(2,127)	(1,676)	(9,192)	(17,721)
Free cash flow	$(24,361)	$(10,904)	$3,465	$17,539

Cash and working capital — We had cash and cash equivalents of $72.1 million and $97.0 million and working capital of $(9.0) million and $(14.1) million at March 31, 2012 and December 31, 2011, respectively.

About Overstock.com Overstock.com is a technology-based retail company offering customers a wide variety of high-quality products, at great value, with superior customer service. The company provides its customers with the opportunity to shop for bargains by offering suppliers an alternative inventory distribution channel. Headquartered in Salt Lake City, Overstock.com is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com and http://www.o.co.  Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.  O.info™, Club O™, and Club O Rewards Dollars™ and Your Savings Engine™ are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

# # #

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Our Annual Report on Form 10-K for the year ended December 31, 2011 that was filed on March 2, 2012, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations  and

Comprehensive Income (Loss) (Unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2012	2011
Revenue, net
Direct	$40,897	$48,161
Fulfillment partner	221,470	217,309
Total net revenue	262,367	265,470
Cost of goods sold
Direct	37,630	43,030
Fulfillment partner	177,229	172,356
Total cost of goods sold	214,859	215,386
Gross profit	47,508	50,084
Operating expenses:
Sales and marketing	14,475	15,425
Technology	15,638	16,660
General and administrative	14,822	17,986
Restructuring	98	—
Total operating expenses	45,033	50,071
Operating income	2,475	13
Interest income	29	52
Interest expense	(208)	(676)
Other income, net	432	189
Income (loss) before income taxes	2,728	(422)
Provision for income taxes	9	22
Net income (loss)	$2,719	$(444)
Deemed dividend related to redeemable common stock	—	(10)
Net income (loss) attributable to common shares	$2,719	$(454)
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$0.12	$(0.02)
Weighted average common shares outstanding—basic	23,392	23,215
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$0.12	$(0.02)
Weighted average common shares outstanding—diluted	23,414	23,215

Comprehensive income (loss)	$2,719	$(444)

Other data:
Gross bookings	$291,981	$294,213

Overstock.com, Inc.

Consolidated Balance Sheets (Unaudited)

(in thousands)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$72,105	$96,985
Restricted cash	2,053	2,036
Accounts receivable, net	11,941	13,501
Inventories, net	16,645	22,993
Prepaid inventories, net	1,910	1,027
Prepaids and other assets	9,140	12,651
Total current assets	113,794	149,193
Fixed assets, net	23,345	25,322
Goodwill	2,784	2,784
Other long-term assets, net	1,792	2,260
Total assets	$141,715	$179,559
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,804	$70,332
Accrued liabilities	36,127	47,902
Deferred revenue	26,814	27,978
Line of credit	17,000	17,000
Capital lease obligations, current	33	110
Total current liabilities	122,778	163,322
Capital lease obligations, non-current	2	2
Other long-term liabilities	2,630	2,998
Total liabilities	125,410	166,322

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	354,181	353,368
Accumulated deficit	(259,046)	(261,765)
Treasury stock	(78,832)	(78,368)
Total stockholders’ equity	16,305	13,237
Total liabilities and stockholders’ equity	$141,715	$179,559

Overstock.com, Inc.

Consolidated Statements of Cash Flows

 (Unaudited)

(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$2,719	$(444)	$(16,275)	$9,715
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,034	3,999	16,385	15,485
Realized gain from sale of marketable securities	(7)	—	(7)	—
Loss on disposition of fixed asset	85	—	85	—
Stock-based compensation to employees and directors	813	876	2,988	4,717
Amortization of deferred loan costs and debt discount	35	34	128	322
(Gain) loss from early extinguishment of debt	—	27	1,226	(319)
Restructuring charges (reversals)	98	—	98	(433)
Changes in operating assets and liabilities:
Restricted cash	(17)	159	330	646
Accounts receivable, net	1,560	5,679	(4,060)	530
Inventories, net	6,348	11,951	3,518	(522)
Prepaid inventories, net	(883)	296	(124)	1,684
Prepaids and other assets	3,156	1,119	1,581	106
Other long-term assets, net	694	290	244	1,101
Accounts payable	(27,587)	(28,029)	3,386	724
Accrued liabilities	(12,211)	(3,307)	(1,952)	755
Deferred revenue	(1,164)	(1,908)	4,695	924
Other long-term liabilities	93	30	411	(175)
Net cash provided by (used in) operating activities	(22,234)	(9,228)	12,657	35,260
Cash flows from investing activities:
Purchases of marketable securities	(38)	(39)	(159)	(145)
Purchases of intangible assets	—	—	(4)	(396)
Sale of marketable securities	117	—	117	—
Investment in precious metals	—	—	—	(1,657)
Expenditures for fixed assets, including internal-use software and website development	(2,127)	(1,676)	(9,192)	(17,721)
Net cash used in investing activities	(2,048)	(1,715)	(9,238)	(19,919)
Cash flows from financing activities:
Payments on capital lease obligations	(77)	(72)	(735)	(509)
Drawdowns on line of credit	—	—	17,000	—
Capitalized financing costs	—	—	(140)	—
Proceeds from finance obligations	—	—	1,429	16,383
Payments on finance obligations	—	(979)	(23,939)	(1,820)
Paydown on direct financing arrangement	(57)	(52)	(221)	(201)
Payments to retire convertible senior notes	—	(10,110)	(24,505)	(34,975)
Purchase of redeemable stock	—	—	—	(26)
Purchase of treasury stock	(464)	(1,589)	(479)	(1,622)
Exercise of stock options	—	—	—	1,503
Net cash used in financing activities	(598)	(12,802)	(31,590)	(21,267)
Net decrease in cash and cash equivalents	(24,880)	(23,745)	(28,171)	(5,926)
Cash and cash equivalents, beginning of period	96,985	124,021	100,276	106,202
Cash and cash equivalents, end of period	$72,105	$100,276	$72,105	$100,276